EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Inyx, Inc. (Doblique, Inc.)

         We consent to incorporation by reference into the registration statement on Form S-8 of Inyx, Inc. pertaining to the issuance of 1,500,000 shares of common stock under the Business Advisory and Financial Consulting Services Agreement, of our report dated February 12, 2003, relating to the consolidated balance sheet of Doblique, Inc. as of December 31, 2002 and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the Form 10-KSB of the Company dated February 18, 2003, as amended.





                                         /s/ PARK, TSCHOPP, WHITCOMB & ORR, P.A.





Maitland, Florida
June 24, 2003